EXHIBIT 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into effective as of the 1st day of March, 2005, by and between ECCA Management Services, Ltd., a Texas limited partnership (the “Company”), or its assigns, and David E. McComas (“Employee”);

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth below; and

WHEREAS, Employee desires to serve in the employment of the Company on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employees Employee and Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2. Term. The term of this Agreement shall commence on March 1, 2005, the date of closing of the merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 2, 2004 by and among ECCA Holdings Corporation, LFS-Merger Sub, Inc., and Eye Care Centers of America (the “Effective Date”) and shall expire on the fifth anniversary of the Effective Date, subject to earlier termination as hereinafter provided (the “Term”). Thereafter, and subject to Section 8(d), the Term may be renewed for successive one-year periods by the mutual agreement of the Company and Employee in writing prior to the 30th day preceding the last day of the then-remaining Term. In the event of such extension, all of the terms and conditions of this Agreement shall remain in full force and effect.

3. Duties. During the Term, the Employee shall serve as the Chief Executive Officer (“CEO”) of the Company. The Employee shall report directly to the Board of Directors of the Company (“Board”) and shall have such duties and such authority as shall be determined from time to time by the Board; provided that such duties shall be consistent with the positions and responsibilities assigned to him pursuant to this Section 3. During the Term, Employee agrees that he will devote his full business time, attention and energies to the business of the Company and its subsidiaries and affiliates, if applicable, and to the performance of his duties hereunder, and shall not engage in any other business, profession, or occupation for compensation or otherwise. During the Term, the Employee shall also serve on the Board without additional compensation. Notwithstanding anything to the contrary set forth herein, nothing herein shall restrict the Employee’s ability to serve as a director to any organization for which the Employee currently serves or may serve subject to Board approval. In any event, Employee shall be entitled to continue to serve as a director of West Marine, Inc.

4. Compensation.

(a) Base Compensation. During the Term, the Company shall pay to Employee a salary at an annual rate of not less than $650,000 during the Term. The Base Salary shall be reviewed by the Board from time to time as the Board deems appropriate and any possible increase thereof shall be in the sole discretion of the Compensation Committee of the Board. The Base Salary shall be payable in arrears during the Term in substantially equal installments in accordance with the usual payroll practices of the Company, which, in any event, shall not be less frequently than once a month.

(b) Bonus. Beginning with fiscal year 2005 and continuing for each full fiscal year (and except in the case of any resignation or Termination with Cause, any portion of a fiscal year) during the Term, Employee shall be eligible to receive, in addition to his Base Salary, a bonus (the “Bonus”) for services rendered during such year an amount equal to a percentage of Employee’s Base Salary determined in accordance with Exhibit A attached hereto. Such Bonus, if any, shall be paid within 30 days following the completion and delivery to the Company of the audit with respect to the Company’s financial statements for the relevant fiscal year (with respect to each such preceding fiscal year, the “Payment Date”), subject to Employee’s continued employment with the Company on the last day of the relevant fiscal year, except to the extent otherwise provided in Section 8. For purposes of this Agreement, “EBITDA” shall have the meaning ascribed to the term “Consolidated EBITDA” in the credit agreement relating to the Company’s senior secured credit facility as in effect from time to time (and, for avoidance of doubt, shall be calculated giving effect to the payment of all bonuses paid to employees of the Company and its subsidiaries during the applicable fiscal year) and “Target EBITDA” shall be established annually by the Board in its sole discretion or, at the election of the Board, by the Compensation Committee in its sole discretion and shall be set forth in the management plan approved annually by the Board in its sole discretion after consultation with management.

(c) Reimbursement of Expenses; Automobile. The Company shall reimburse Employee, in accordance with the Company’s policy in effect from time to time, for all reasonable travel, entertainment and other business expenses incurred by Employee in the performance of his duties and responsibilities hereunder. Employee will receive an automobile allowance of $600 per month and will be reimbursed for his reasonable automobile insurance costs.

(d) Stock Option Plan. Upon approval of the 2005 Stock Purchase and Option Plan (the “Plan”) of ECCA Holdings Corporation, the Company’s parent entity (“Parent”), by the stockholders of Moulin International Holdings Limited (“Moulin”) and of Parent, the Company shall grant Employee a number of options to acquire shares of Class M Non-Voting Common Stock and shares of Class A Non-Voting Common Stock of the Company equal to 40% of the aggregate number of options of each such class of capital stock available to be granted pursuant to the Plan (as so approved), which options shall be subject to the terms and conditions of the Plan as approved by the stockholders of Moulin and Parent, and which options will become exercisable ratably on an annual basis during the five-year period following the date of grant (with such vesting occurring on a quarterly basis following the first anniversary of the date of grant). The Plan is anticipated to be in substantially the form attached hereto as Exhibit B with such changes therein as are required by Hong Kong listing exchange requirements, applicable law and/or the stockholders of Moulin and Parent.

(e) Withholding Obligation. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Employee shall indemnify the Company and its Subsidiaries for any Taxes the Company and its Subsidiaries failed to deduct or withhold (and not for any interest, penalties or related expenses thereto).

5. Benefits. Employee shall be entitled to receive the benefits made available or applicable from time to time to the employees of the Company generally; provided, however, that the receipt of such benefits by Employee shall be subject to the Company’s eligibility and enrollment requirements pertaining to such benefit programs with the exception that Employee shall be entitled to receive five weeks vacation per full calendar year in lieu of standard company vacation policy.

6. Confidentiality and Competitive Activities.

(a) Confidentiality. Employee acknowledges that during his employment with the Company, the Company has and will continue to disclose to him the confidential affairs and proprietary information of the Company and its subsidiaries and affiliates which is developed by and belongs to the Company and its subsidiaries and affiliates, including matters of a business nature such as information about costs, profits, markets, sales, trade secrets, potential patents and other business ideas, customer lists, suppliers and vendor lists, plans for future developments and/or acquisitions, and information of any other kind not known within the optical retail industry generally (collectively, “Confidential Matters”). For avoidance of doubt, “Confidential Matters” shall not include any such matters which were disclosed to Employee by persons other than the Company prior to the commencement of his employment with the Company. Employee further acknowledges that the Company would not hire Employee or disclose these Confidential Matters to Employee without the promises made by Employee in this Section 6. In light of the foregoing, Employee agrees:

(i) To keep secret all Confidential Matters of the Company and of any subsidiaries and affiliates of the Company, and not to disclose them to anyone outside of the Company or its subsidiaries or affiliates, or otherwise use them to use his knowledge of them for his own benefit or for the benefit of any third party, including, without limitation, use of the trade secrets, trade names or trademarks of the Company, either during or after the Term, except with the Company’s prior written consent; and

(ii) To deliver promptly to the Company at the termination of the Term, or at any time the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

Notwithstanding any of the foregoing, the term “Confidential Matters” does not include information which (i) is or becomes generally available to the public other than as a result of any disclosure by Employee or (ii) Employee is compelled to disclose by judicial or administrative process; provided, that in the case of any such requirement or purported requirement Employee shall provide written notice to the Company prior to producing such information, which notice shall be given at least ten (10) days prior to the producing such information, if practicable, so that the Company may seek a protective order or other appropriate remedy.

(b) Competitive Activities. Employee expressly recognizes and acknowledges that the terms and condition of this Section 6(b) are reasonable as to time, area and scope of restricted activity, necessary to protect the legitimate interests of the Company, and are not unduly burdensome to Employee. For a period commencing on the Effective Date and ending on the second anniversary of the effective date of a termination of Employee’s employment, for any reason whatsoever, Employee shall not, without the written consent of the Company, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, stockholder (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies), partner, associate, employee, agent, principal, trustee, salesman, consultant, capacity, take any action in or participate with or become interested in or associated with any firm or person which engages in Optical Retailing any geographic area (for purposes of this Agreement, “Optical Retailing” shall be defined as any retail company in which gross sales from the sale of optics and optical related devices (such as eyeglasses and eye contact lenses) is greater than fifteen (15%) percent of its total gross sales). (Such activities are hereinafter referred to as the “Competitive Activities”).

(c) Antisolicitation. Employee agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, he will not influence or attempt to influence customers (including customers with respect to managed care plans), vendors or suppliers of the Company or any of its present or future direct or indirect subsidiaries or affiliates, either directly or indirectly, to divert their business from the Company or any of its direct or indirect subsidiaries or affiliates to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

(d) Soliciting Employees.

(i) Employee agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, he will not directly or indirectly contact or solicit to employ, or employ, any of the then current or past employees of the Company or any subsidiary or affiliate of the Company unless such person shall have ceased to be employed by the Company and such cessation of employment shall have occurred at least twelve (12) months prior thereto; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

(ii) Employee agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, he will not disclose the names or positions of any of the Employer’s employees to any business, including but not limited to employment agencies, executive search firms or similar personnel placement businesses.

(e) Comments Regarding the Company. The Company and Employee agree that during Employee’s employment and following Employee’s separation from employment with the Company, Employee will not defame, disparage or in any way malign the Company, its officers, directors or past and present employees to anyone, including but not limited to prospective employers, competitors, vendors or suppliers to the Company, and current or former employees of the Company. The Company agrees that it will not defame, disparage or malign Employee in any way to any third party.

7. Remedies for Breach. In addition to the rights and remedies provided in Section 13, and without waiving the same if Employee breaches, or threatens to breach, any of the provisions of Section 6, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a) The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by Employee in connection with any such breach. Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Section 6 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security.

(b) The right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received, directly or indirectly, by Employee as a result of any transactions constituting a breach of any of the provisions of Section 6, Employee hereby agreeing to account for and pay over the Benefits to the Company.

(c) The right to terminate Employee’s employment pursuant to Section 8(d).

(d) Upon discovery by the Company of a breach or immediate and material threatened breach of Section 6, the right to immediately suspend payments to Employee under Section 8, pending a resolution of the dispute.

If any covenant contained in Section 6 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenant to the extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interest of the Company and to enforce the covenant as reformed. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 6 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs. If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

8. Termination of Agreement.

(a) Death. This Agreement shall automatically terminate upon the death of Employee. During the Term, if Employee’s employment is terminated due to his death, Employee’s estate shall be entitled to receive the Base Salary set forth in Section 4 accrued through the date of death. The Employee’s estate will receive a pro-rata share of the Bonus based upon months worked, and such pro rata amount shall be equal to a fraction of the bonus that the Employee would have otherwise received had Employee been employed through the end of the applicable bonus year (“Pro Rata Bonus Amount”) with the numerator of such fraction being the number of days elapsed in such bonus year prior to the death or disability of the Employee, and the denominator of such fraction being 365. The Pro Rata Bonus Amount shall be payable no later than the date on which other bonuses for such applicable year are paid to employees of the Company generally.

(b) Disability. If Employee is unable to perform his services by reason of mental or physical Disability (as herein defined), the Company may terminate this Agreement at any time. Upon termination of Employee’s employment due to Disability, Employee shall be entitled to receive (i) the Base Salary set forth in Section 4 accrued through the date on which Employee is first eligible to receive payment of disability benefits under the employee benefit plans as then in effect, and if no such plan is in effect, through the month ending one hundred eight (180) days after onset of Disability and (ii) the Pro Rata Bonus Amount. The Pro Rata Bonus Amount shall be payable no later than the date on which other bonuses for such applicable year are paid to employees of the Company generally.

(c) The term “Disability” shall mean an infirmity preventing Employee from performing his duties for a period of more than three (3) consecutive months where no reasonable accommodation is available or where a reasonable accommodation would create an undue burden on the Company. Any question as to the existence of the Disability of Employee as to which Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. If such physicians selected by the Employee and the Company are unable to agree as to a qualified independent physician, the final determination hereunder shall be made by a physician chosen by the Board. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of the Agreement.

(d) Termination For Cause. The Company may terminate this Agreement at any time for “Cause” in accordance with the procedures provided below. Termination of this Agreement for “Cause” shall mean termination upon (i) the breach of any material provision of this

Agreement by Employee which has not been rectified or cured within thirty (30) days after notice by the Company to the Employee containing in reasonably specific detail the violation or breach and the necessary corrective action to rectify or cure such violation or breach, (ii) commission of an act punishable by imprisonment, (iii) willful failure to substantially perform his duties hereunder or to take any action as directed by the Company’s board of directors (other than as a result of total or partial incapacity due to physical or mental illness) which has not been rectified or cured within thirty (30) days after notice by the Company to the Employee containing in reasonably specific detail the acts or omissions complained of and the necessary corrective action to rectify or cure the matters set forth in such notice (provided, however, if the actions or omissions that are the subject of such notice are substantially similar to acts or omissions with respect to which the Employee has received notice hereunder within the prior twelve (12) months and had an opportunity to cure or rectify, the Employee shall not be entitled to such notice and opportunity to cure), (iv) the engaging by Employee in (w) embezzlement, (x) fraud, (y) theft or dishonesty that involves the Company or its business, customers, suppliers or affiliates or that is or would be reasonably likely to be materially injurious to the Company, or (z) malfeasance, (v) violation of the Company’s code of conduct or any violation or repeated violations by Employee of the other policies and procedures promulgated from time to time by the Company which have not been rectified or cured within thirty (30) days after notice by the Company to the Employee containing in reasonably specific detail the acts or omissions complained of and the necessary corrective action to rectify or cure the matters set forth in such notice (provided, however, if the actions or omissions that are the subject of such notice are substantially similar to acts or omissions with respect to which the Employee has received notice hereunder within the prior twelve (12) months and had an opportunity to cure or rectify, the Employee shall not be entitled to such notice and opportunity to cure), or (vi) current alcohol or drug abuse by Employee which, in the case of clause (vi) has not been rectified or cured within thirty (30) days after notice by the Company to the Employee (provided, however, if the actions or omissions that are the subject of such notice are substantially similar to acts or omissions with respect to which the Employee has received notice hereunder within the prior twelve (12) months and had an opportunity to cure or rectify, the Employee shall not be entitled to such notice and opportunity to cure). In the event of termination of Employee’s employment for Cause, Employee shall be entitled to receive only the Base Salary set forth in Section 4 accrued through the date of termination and he shall not be entitled to any Bonus payments or other benefits (except as provided by law).

(e) Other Termination by the Company. The Company may terminate this Agreement at any time without “Cause” by providing written notice to Employee. If the Company terminates this Agreement at any time during the Term without Cause (i.e., other than pursuant to Section 8(c) or 8(d) above), the Company shall continue to pay Employee his Base Salary for a period of twenty four (24) months following the date of termination of employment under this Agreement (the “Severance Period”), if and only if Employee has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit C attached hereto and the General Release has become effective, and only so long as Employee has not revoked or breached the provisions of the General Release or breached the provisions of Sections 6 and 22 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period, the timing and manner of such payments to be in accordance with the salary payment arrangements in effect at the time of such termination. Included in such payments will be the cash equivalent of any earned and accrued vacation leave, health insurance coverage during the severance continuation period, life insurance and any other benefits applicable to other employees within the company. Employee will receive a Pro Rata Bonus Amount (as defined above in Section 8(a)) following termination of Employee by the Company without Cause, payable no later than the date on which other bonuses for such applicable year are paid to employees of the Company generally. Notwithstanding any provision in this Agreement to the contrary, the Company’s obligations to make payments pursuant to this Section 8(e) shall immediately terminate in the event that the Employee engages in any of the Competitive Activities (even if Section 6(b) is not applicable due to termination of employment without Cause). Notwithstanding anything to the contrary in this Agreement, the failure to renew this Agreement or the Term shall not constitute a termination of Employee by the Company and no payment(s) shall be made to Employee as a result thereof.

(f) Termination by Employee. Employee may terminate this Agreement upon thirty (30) days prior written notice to the Company. Termination shall be effective at the expiration of the notice period. All obligations of the Company under this Agreement shall end on the effective date of termination and the Company shall have no further obligations under this Agreement, including, but not limited to payment of salary, bonuses or any similar compensation or benefits other than those required by law. Notwithstanding the notice provided by Employee, the Company, in its sole discretion, may choose to accept Employee’s resignation immediately. In that event, the Company’s only obligation to Employee will be to pay the Base Salary Employee would have received during the notice period.

(g) Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 8(e) (“Severance”) by seeking other employment. However, anything in this Agreement notwithstanding, if Employee provides services for other than de minimus pay to anyone, including the Company, or any of its subsidiaries or affiliates (“Post Contract Services”), during a period in which he is receiving such Severance (the “Severance Period”), the amount of Severance to be paid to Employee with respect to such Severance Period shall, beginning on the date such payment for Post Contract Services is received by employee, be reduced by the lesser of (i) fifty percent (50%) of such Severance payment, or (ii) fifty percent (50%) of such payment for Post Contract Services rendered.

(h) Golden Gate Exit. If, during the Term of this Agreement, either (i) an event pursuant to which Moulin or its affiliates acquires all of Golden Gate Private Equity, Inc.’s equity in ECCA Holdings Corporation (a “Golden Gate Exit”) or (ii) a Sale of the Company (as defined in the Company’s 2005 Stock Purchase and Option Plan) occurs, this Agreement shall automatically terminate without any further action on the part of the Company or Employee. For avoidance of doubt, if such Golden Gate Exit or Sale of the Company occurs during the Severance Period, it shall not terminate Employee’s right to continue receiving Severance payable in accordance with the terms of this Agreement as a result of an event occurring prior to the consummation of such Golden Gate Exit or Sale of the Company. If, in connection with the consummation of such Golden Gate Exit transaction or Sale of the Company, Employee ceases to be employed by the Company, Employee shall be entitled to receive (i) the Base Salary set forth in Section 4 accrued through the date of such termination of Employee’s employment with the Company and (ii) the Pro Rata Bonus Amount.

(i) Effect of Termination. Upon the termination of this Agreement, whether by the expiration of the Term specified in Section 2 or pursuant to Section 8, the rights of Employee which shall have accrued prior to the date of such termination shall not be affected in any way. Except as provided in Section 8(e), Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

9. Communications. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) in each case to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt; to the Company: the Company, at c/o Eye Care Centers of America, Inc., 11103 West Avenue, San Antonio, Texas 78213-1392, for the attention of Anthony Dichiara and at c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 33rd Floor, San Francisco, CA 94111, for the attention of Prescott Ashe, and to Employee: Dave McComas, 20926 Cactus Loop, San Antonio, Texas 92677.

10. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

11. Binding Effect; Assignability. This Agreement shall be binding upon, and shall inure to the benefit of, Employee; the obligations of Employee hereunder are personal and this Agreement may not be assigned by Employee. This Agreement is completely assignable by the Company without notice to or consent of Employee. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties.

12. Headings; References. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. References to a “Section” when used without further attribution shall refer to the particular sections of this Agreement.

13. Binding Arbitration. Subject to the rights of any party to seek injunctive relief pursuant to Section 7 above and without waiving the same, the parties agree that all disputes, controversies or claims that may arise among them (including their agents and employees), arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration. Such arbitration shall be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this Section 13. The arbitrator shall apply the laws of the State of Delaware (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide the same in accordance with the applicable usages and terms of trade. The fees of the arbitration initially shall be paid one-half by the Company and one-half by Employee; provided, however, that the prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court sitting in any court having jurisdiction. The obligations of this Section 13 shall survive the termination of this Agreement. THE COMPANY AND EMPLOYEE EACH KNOWINGLY AND VOLUNTARILY GIVE UP ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE, CLAIM OR CONTROVERSY WHICH MAY ARISE BETWEEN THEM.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

15. Surviving Provisions. The obligations of the Company under Section 8, of Employee under Section 6, and of both the Company and the Employee under Section 13 shall survive the expiration of the Term of this Agreement.

16. Entire Agreement. This Agreement shall constitute the entire agreement between the parties superseding all prior agreements and all other negotiations, letter of intent, memoranda of understandings, and representations (if any) made by and among such parties, and may not be modified or amended, and no waiver shall be effective, unless by written document signed by both parties hereto. The Company and Employee have each had an opportunity to consult with counsel of their choice regarding the terms and conditions of this Agreement, and each understands the consequences of entering into and complying with the terms and conditions of the Agreement. The Company and the Employee agree that the Employment Agreement dated as of April 15, 1998 between the Company and the Employee shall be terminated as of the Effective Date and the provisions therein shall have no further force and effect after the Effective Date.

17. Pronouns. In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural, wherever it appears appropriate from the context.

18. Enforcement Costs. If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all reasonable expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided, however, that to the extent any court determines that Section 6 is invalid or unenforceable, the Company shall be relieved of its payment obligations to Employee under Section 8.

20. Indemnification. Employee shall be entitled to indemnification, in has capacity as an officer of the Company in accordance with the provisions of the Company’s certificate of incorporation, bylaws or actions of the Board, as the same are in effect as of the Effective Date, and Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or directors.

21. Intellectual Property, Inventions and Patents. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether alone or jointly with others) while employed by the Company or its predecessor and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Subsidiary. Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Employee acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

22. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

23. Corporate Opportunity. During the Term, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the business of the Company at any time during the Term (“Corporate Opportunities”). Unless approved by the Board, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

24. Employee’s Cooperation. During the Term and during the two year period thereafter, Employee shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments). In the event the Company requires Employee’s cooperation in accordance with this paragraph, the Company shall reimburse Employee solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

25. Reimbursement of Expenses. The Company shall pay Oppenheimer Blend Harrison + Tate, Inc. the amount of $5,250 for fees and expenses incurred by Employee in connection with the negotiation, execution and delivery of this Agreement and the agreements related to Employee’s rollover of equity in connection with the transactions contemplated by the Merger Agreement.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

ECCA Management Services, Ltd.

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	Executive Vice President and Chief Financial Officer

EMPLOYEE

By:	/s/ David E. McComas
Name:	David E. McComas
Title:	Chief Executive Officer

Exhibit A

EBITDA	Performance Relative to Benchmark	% of Base Salary as Bonus	Bonus Due
65,700,000	106.8%	150.00%	975,000
65,600,000	106.7%	148.81%	967,262
65,500,000	106.5%	147.62%	959,524
65,400,000	106.3%	146.43%	951,786
65,300,000	106.2%	145.24%	944,048
65,200,000	106.0%	144.05%	936,310
65,100,000	105.9%	142.86%	928,571
65,000,000	105.7%	141.67%	920,833
64,900,000	105.5%	140.48%	913,095
64,800,000	105.4%	139.29%	905,357
64,700,000	105.2%	138.10%	897,619
64,600,000	105.0%	136.90%	889,881
64,500,000	104.9%	135.71%	882,143
64,400,000	104.7%	134.52%	874,405
64,300,000	104.6%	133.33%	866,667
64,200,000	104.4%	132.14%	858,929
64,100,000	104.2%	130.95%	851,190
64,000,000	104.1%	129.76%	843,452
63,900,000	103.9%	128.57%	835,714
63,800,000	103.7%	127.38%	827,976
63,700,000	103.6%	126.19%	820,238
63,600,000	103.4%	125.00%	812,500
63,500,000	103.3%	123.81%	804,762
63,400,000	103.1%	122.62%	797,024
63,300,000	102.9%	121.43%	789,286
63,200,000	102.8%	120.24%	781,548
63,100,000	102.6%	119.05%	773,810
63,000,000	102.4%	117.86%	766,071
62,900,000	102.3%	116.67%	758,333
62,800,000	102.1%	115.48%	750,595
62,700,000	102.0%	114.29%	742,857
62,600,000	101.8%	113.10%	735,119
62,500,000	101.6%	111.90%	727,381
62,400,000	101.5%	110.71%	719,643
62,300,000	101.3%	109.52%	711,905
62,200,000	101.1%	108.33%	704,167
62,100,000	101.0%	107.14%	696,429
62,000,000	100.8%	105.95%	688,690
61,900,000	100.7%	104.76%	680,952
61,800,000	100.5%	103.57%	673,214
61,700,000	100.3%	102.38%	665,476
61,600,000	100.2%	101.19%	657,738
61,500,000	100.0%	100.00%	650,000
61,400,000	99.8%	97.74%	635,323
61,300,000	99.7%	95.48%	620,645
61,200,000	99.5%	93.23%	605,968
61,100,000	99.3%	90.97%	591,290

EBITDA	Performance Relative to Benchmark	% of Base Salary as Bonus	Bonus Due
61,000,000	99.2%	88.71%	576,613
60,900,000	99.0%	86.45%	561,935
60,800,000	98.9%	84.19%	547,258
60,700,000	98.7%	81.94%	532,581
60,600,000	98.5%	79.68%	517,903
60,500,000	98.4%	77.42%	503,226
60,400,000	98.2%	75.16%	488,548
60,300,000	98.0%	72.90%	473,871
60,200,000	97.9%	70.65%	459,194
60,100,000	97.7%	68.39%	444,516
60,000,000	97.6%	66.13%	429,839
59,900,000	97.4%	63.87%	415,161
59,800,000	97.2%	61.61%	400,484
59,700,000	97.1%	59.35%	385,806
59,600,000	96.9%	57.10%	371,129
59,500,000	96.7%	54.84%	356,452
59,400,000	96.6%	52.58%	341,774
59,300,000	96.4%	50.32%	327,097
59,200,000	96.3%	48.06%	312,419
59,100,000	96.1%	45.81%	297,742
59,000,000	95.9%	43.55%	283,065
58,900,000	95.8%	41.29%	268,387
58,800,000	95.6%	39.03%	253,710
58,700,000	95.4%	36.77%	239,032
58,600,000	95.3%	34.52%	224,355
58,500,000	95.1%	32.26%	209,677
58,400,000	95.0%	30.00%	195,000

	= FY 2005 Target EBITDA

In the event that Target EBITDA is adjusted up or down by the Board pursuant to Section 4(b), each amount in the column labeled “EBITDA” shall be adjusted in accordance with the corresponding percentage listed across from such amount in the column labeled “Performance Relative to Benchmark”. In the Event that Employee’s Base Salary is adjusted by the Board pursuant to Section 4(a), each amount in the column labeled “Bonus Due” shall be adjusted in accordance with the corresponding percentage listed across from such amount in the column labeled “% of Base Salary as Bonus”.

Exhibit B

[Form of Parent’s 2005 Stock Purchase and Option Plan – See Attached]

Exhibit C

GENERAL RELEASE

I, David E. McComas, in consideration of and subject to the performance by Eye Care Centers of America, Inc., a Texas Corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of March 1, 2005 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Sections 8(b) or 8(d) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 8(b) or 8(d) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in Section 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date: